FOR IMMEDIATE RELEASE
Contact Information:
At the Company:	Air Products Media Contact:
Gregory S. Skinner Vice President Finance and CFO (650) 261-3677 or EAS & Associates Liz Saghi 805/967-0161 esaghi@inalliance.com	Art George (610) 481-1340 georgeaf@airproducts.com

LANDEC CORPORATION AND AIR PRODUCTS ANNOUNCE EXCLUSIVE LICENSE AND RESEARCH AND DEVELOPMENT
AGREEMENT

MENLO PARK, CA – March 15, 2006 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications announced today that it has signed a long-term exclusive worldwide license and research and development agreement with Air Products (NYSE: APD). This agreement is for the use of Landec’s patented Intelimer® polymer technology in a wide range of applications that include personal care products, latent catalysts, cleaning products and disposable non-woven products.

Under the agreement, Landec will receive license payments over a period of time and will share in gross profits realized from the sale of Intelimer-based products by Air Products.

“This agreement is the culmination of over one year of effort to develop a major global relationship focused on exploiting Landec’s proprietary Intelimer polymer technology in select fields outside of our core food and agricultural seed businesses,” said David Taft, Landec’s Chief Operating Officer. “We are pleased that Air Products recognizes the unique properties of our Intelimer technology. Air Products is a significant quality supplier in the global chemical industry and we look forward to working with them to develop, market and sell products based on our Intelimer technology.”

“We are excited about applying Landec’s differentiated Intelimer polymer technology to expand our sales in our current end-use industries, and to allow us to expand into new industries where we can explore further opportunities,” said Wayne Mitchell, Air Products’ Vice President and General Manager of Performance Materials Division. “This long-term exclusive license is part of our strategy to develop and expand our existing line of products and customer base. We believe that the combination of our long-term research and development, production, marketing and distribution capabilities, along with Landec’s research and development and technical capabilities, will result in a profitable collaboration for both companies.”

Under the agreement, Landec will provide worldwide research and development support to Air Products in applying Landec’s proprietary Intelimer polymer technology to targeted products in all of the exclusive fields included in the agreement. Air Products will provide long-term research and development, applications development, production, marketing, distribution and sales support for Intelimer-based products sold worldwide.

“This agreement marks a key milestone in Landec’s Intelimer polymer program by significantly advancing our goal to expand the use of our patented Intelimer polymer technology with a global affiliation outside of our core food and agricultural seed businesses,” Taft said. “Over the years we have invested considerable effort and expense in developing potential applications for our Intelimer polymer technology. As a result of this agreement with Air Products, we are now positioned to capitalize on our investments in research and development and polymer manufacturing to expand and accelerate commercial sales of our unique polymer technology in new fields and industries.”

Grace Matthews, Inc. of Milwaukee, Wisconsin assisted Landec Corporation in completing this agreement. Grace Matthews provides merger, acquisition, and corporate finance advisory services to corporate and entrepreneurial clients.  Grace Matthews’ principals have successfully completed over 100 transactions on behalf of clients ranging from private, middle market companies to large foreign and U.S.-based multi-nationals.  For more detailed information on Grace Matthews, Inc., visit www.gracematthews.com.

About Air Products

Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $8.1 billion, operations in over 30 countries, and over 20,000 employees around the globe. For more information, visit www.airproducts.com.

About Landec Corporation

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its patented Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information, visit www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2005. (See item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.